Exhibit 10.30

Description of annual cash incentive awards to executives

The Compensation Committee of the Board of Trustees (the “Compensation Committee”) of Corporate Office Properties Trust (the “Company”) considers the award of annual cash incentive awards designed to correlate executive compensation to the overall performance of the Company and to the performance of each executive’s specific business unit.

The Compensation Committee establishes target performance levels for the Company in general and for the business units specifically by using peer groups’ bonus information, along with a summary of the objectives for the Company and its business units. The Committee then establishes annual cash incentive award targets based on different thresholds of performance in meeting the performance levels.

The Committee uses the median bonus level for executive positions in the REIT peer groups as a guideline for determining a Company executive’s target bonus to be awarded if the Company and the executive’s business unit meet target performance levels. Each executive may generally earn up to an established maximum percentage of his or her annual salary if higher-than-target performance levels are achieved, and will generally receive less than the target bonus if the target performance levels are not met, although bonuses could not be paid at all if a defined minimum performance level is not met.

The measures used in defining overall Company performance objectives for determining bonuses are diluted funds from operations per share and diluted adjusted funds from operations per share (both of which are measurements used by equity REITs to evaluate financial performance).  The measures used in defining business unit performance are tailored to apply to the nature of each business unit’s operations.  The measures used in computing the bonus of the Chief Executive Officer include only overall Company performance measures.  The measures used in computing the bonuses of the other executives include overall Company performance measures as well as measures applicable to each executive’s business unit.

The Compensation Committee has the discretion to award higher or lower annual cash incentive awards to executives relative to amounts computed in accordance with the methodology set forth above.